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                                                                     EXHIBIT 1.1



                                                [LETTERHEAD OF RYAN, BECK & CO.]


                                  CONFIDENTIAL
                                  ------------

                          Financial Advisory Agreement


August 9, 1999


Mr. Charles Pearson
President & Chief Executive Officer
Harris Financial, Inc.
235 North Second Street
Harrisburg, PA  17105

Dear Mr. Pearson:

This agreement supplements our Strategic Advisory Services agreement dated April 1, 1998, as amended on May 17, 1999 (the "STARS Agreement"). As contemplated under Section 3 of the STARS Agreement, this Financial Advisory Agreement (the "Engagement Agreement") sets forth the terms and conditions under which Harris Financial Inc. ("Harris" or the "Company") has engaged the services of Ryan, Beck & Co., Inc. ("Ryan, Beck") to act as its financial advisor in connection with the potential acquisition of the institution identified in the Schedule attached hereto (the "Target").

1.  SERVICES

A. Ryan, Beck will provide the following merger and acquisition related services to the Company:

      (i) Ryan, Beck will review and analyze, using several computer models, such financial, market and other data, as necessary, to express an opinion on the value of Target;

      (ii) Ryan, Beck will formulate and recommend an exchange ratio(s) or (if other than a stock-for-stock exchange) alternative transaction structures to accomplish the proposed acquisition of Target. Any definitive acquisition agreement entered into by the company involving the sale, merger or other business combination involving at least 80% of the Target's stock or assets shall be a "Transaction".
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Mr. Charles Pearson
August 9, 1999
Page 2


     (iii) Ryan, Beck will recommend the form and structure of the proposed acquisition with specific reference to the accounting and tax consequences to each party from a corporate point of view;

      (iv) The conclusions, opinions and recommendations resulting from the above will be presented to the management and Board of the Company;

      (v) Ryan, Beck will be available for discussion of results and the recommended structure and acquisition price as requested and will negotiate with Target's representatives toward reaching an agreement for a possible acquisition;

      (vi) Ryan, Beck will conduct a due diligence investigation of Target. Ryan, Beck understands that the Company intends to conduct comprehensive due diligence.

     (vii) Ryan, Beck will, if requested by the Company, issue a separate written opinion as to the fairness from a financial point of view, to the shareholders of the Company, depending upon the transaction structure, of either the Exchange Ratio or the consideration ("Consideration") to be paid by the Company ("Opinion"). The Company may reproduce the Opinion in full in any disclosure document or proxy statement relating to such Transaction (the "Statement") that the Company files under the Securities Exchange Act of 1934 or any other federal or state law and distributes to its shareholders; in such event, the Company may also include references to the Opinion and to Ryan, Beck and its relationship with the Company in the Statement. Any references to Ryan, Beck in the Statement shall be approved by Ryan, Beck.

     (viii) Ryan, Beck will review all agreements, regulatory applications, filings and shareholders communications in connection with the proposed acquisition and provide comments where needed. Ryan, Beck will also be available to meet with the various regulatory authorities to review the details of the Transaction.

B)   Term of Engagement

Ryan, Beck's services may be terminated by the Company or Ryan, Beck at any time with or without cause effective upon receipt of written notice to that effect; provided, however, that Ryan, Beck will be entitled to the applicable advisory and other fees set forth in Section 1(C) in the event that at any time prior to the expiration of twelve months after such termination an agreement is entered into with the Target.
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Mr. Charles Pearson
August 9, 1999
Page 3


C)   Advisory and Other Fees

For all the services rendered hereunder, (including without limitation rendering the fairness opinion) Ryan, Beck shall be entitled to a financial advisory fee (the "Contingent Advisory Fee") as established on the attached Schedule. Twenty-five percent of the amount of the Contingent Advisory Fee shall be due and payable upon execution of a definitive acquisition agreement with respect to the Transaction and the remainder shall be due and payable upon closing of the Transaction. Pursuant to the STARS Agreement, any hourly charges for work leading to such Transaction will be credited against the final installment of the Contingent Advisory Fee.

2.  OTHER ADVISORY SERVICES AND OFFERINGS

The Company also appoints Ryan, Beck to act in the following capacity in any of the following transactions entered into or contemplated by the Company (each, an "Other Transaction"):

      (i) Capital Raising:  Lead manager, underwriter or placement agent and
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          financial advisor in connection with any offering of equity or other capital markets financings.

Ryan, Beck's appointment with respect to Other Transactions shall be for the term of this Engagement Letter plus one year. Ryan, Beck's compensation in connection with any Other Transaction shall be determined by agreement between the Company and Ryan, Beck on the basis of compensation customarily paid to financial advisors, underwriters or placement agents in similar transactions.

3.  INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify Ryan, Beck in accordance with the indemnification provisions attached hereto as Annex A (the "Indemnification Provisions"), which provisions are incorporated by reference herein and made a part hereof and which shall survive the termination or expiration of the Engagement Agreement.

4.  CONFIDENTIALITY

The Company agrees that all information and Opinions it receives from Ryan, Beck are confidential and shall, except to the extent otherwise provided herein, be disseminated only to the officers, directors and advisors of the Company. All other information received from Ryan, Beck may not be distributed to other than officers, directors and advisors of the Company without the prior consent of Ryan, Beck. The Company shall provide, and will use its best efforts to cause Target to provide, to Ryan, Beck on a confidential basis any and all information which Ryan, Beck may reasonably require or request that would be pertinent to the services performed hereunder. Ryan,
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Mr. Charles Pearson
August 9, 1999
Page 4


Beck agrees to keep confidential all information it receives except information which (a) is or becomes generally available to the public other than as a result of a disclosure by Ryan, Beck , (b) was available to Ryan, Beck on a non-confidential basis prior to its disclosure by Ryan, Beck or (c) becomes available to Ryan, Beck on a non-confidential basis from a person who is not otherwise bound by a confidentiality agreement with respect to the information, or is not otherwise prohibited from transmitting the information to Ryan, Beck. It is understood that Ryan, Beck will rely upon all information supplied without any attempt or obligation on the part of Ryan, Beck to verify the accuracy or completeness of such information. The advice or recommendations which Ryan, Beck gives may, in many cases, have legal, regulatory, tax or accounting consequences. While Ryan, Beck will not knowingly advise any action or make any recommendation which is contrary to law, regulation or accounting standards, it does not by this Engagement Agreement take any responsibility for the legal, regulatory, tax or accounting treatment of the advice which it gives or the recommendations which it makes. Additionally, the Company agrees that it will review with and rely on the opinions of its legal counsel and accountants as to the legal, regulatory, tax or accounting implications of the recommendations made by Ryan, Beck. Ryan, Beck agrees that: (i) all information it receives from the Company in connection with this Engagement Agreement is confidential; and (ii) such information shall be disseminated only to such officers and employees of Ryan, Beck who are involved with this engagement. All persons to whom said information and opinions are disclosed shall be advised of the terms and confidentiality contained herein. The limitation upon dissemination of information and opinions may be waived only by agreement by both parties hereto.

5.  ARBITRATION

Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Morristown, New Jersey, before one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then on of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.
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Mr. Charles Pearson
August 9, 1999
Page 5


6.  MISCELLANEOUS

The Company has been informed and acknowledges that Ryan, Beck has and will have engagement agreements with, and renders and will render services to other financial institutions now and in the future, which now or in the future will or may be competitors of the Company. The Company does not object to Ryan, Beck having these engagements and relationship with other institutions and agrees that it will not raise objections in the future to such engagements and relationships. In the event that Ryan, Beck encounters a conflict of interest in any Transaction, Ryan, Beck will advise the Company of such conflict as soon as it is apparent. Ryan, Beck will also, to the extent practicable and consistent with confidentiality restrictions, respond promptly to the Company's inquiries with respect to conflicts of interest which may involve other financial institutions. In those situations where a request for opinions or recommendations by the Company places Ryan, Beck in a "conflict of interest," Ryan, Beck will so advise the Company. It is understood that Ryan, Beck will honor requests in such circumstances on a first request basis.

This Engagement Agreement shall be governed by the laws of the New Jersey and shall be binding on the Company and Ryan, Beck, their successors and assigns. This Engagement Agreement embodies the entire understanding between the parties and may not be modified, altered, amended or supplemented, except by a written agreement executed by both parties hereto. If any provision of this Engagement Agreement is found to be invalid, it shall be considered deleted and shall not invalidate the remaining provisions.
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Mr. Charles Pearson
August 9, 1999
Page 6


If the foregoing correctly sets forth the engagement of Ryan, Beck as the financial advisor to the Company, please indicate so by signing both copies and returning one copy of this Engagement Agreement.


RYAN, BECK & CO., INC.



By: Ben A. Plotkin
    ----------------------------------------------------
    Ben A. Plotkin, President & Chief Executive Officer


Agreed to this 17 day of August, 1999


HARRIS FINANCIAL, INC.



By: Charles Pearson
    ----------------------------------------------------
    Charles Pearson, President & Chief Executive Officer
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                                   SCHEDULE
                                   --------



Revised Effective December 30, 1999


The following companies are defined as "Targets" pursuant to this Engagement
Agreement:

          1) Company Name: York Financial Corp.; Advisory Fee: $975,000
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                                    ANNEX A

This Annex A is attached to and incorporated by reference into the engagement letter, dated August 9, 1999 ("Engagement Letter"), between Ryan, Beck & Co. ("Ryan, Beck") and Harris Financial, Inc. (the "Company").

In the event that Ryan, Beck becomes involved in any capacity in any action, proceeding or investigation brought by or against any person (including an action or proceeding brought by a shareholder of the Company), in connection with or as a result of either our engagement or any matter referred to in our Engagement Letter, the Company periodically on demand will reimburse Ryan, Beck for its legal and other expenses (including the cost to Ryan, Beck of any investigation and preparation and including the appropriate hourly charges of Ryan, Beck's officers and employees) incurred in connection therewith; provided, however, that if in any such action, proceeding or investigation it is found by a court in a final judgment that any loss, claim, damage or liability of Ryan, Beck has resulted from the gross negligence or willful misconduct of Ryan, Beck in performing the services which were the subject of the Engagement Letter, Ryan, Beck shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Ryan, Beck which is the subject of such finding. The Company also will indemnify and hold Ryan, Beck harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either Ryan, Beck's engagement by the Company or any matter referred to in the Engagement Letter, except to the extent that in any such action, proceeding or investigation it is found by a court in a final judgment that any such loss, claim, damage or liability has resulted from the gross negligence or willful misconduct of Ryan, Beck in performing the services which were the subject of the Engagement Letter. If for any reason the foregoing indemnification is unavailable to Ryan, Beck or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Ryan, Beck as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its shareholders on the one hand and Ryan, Beck on the other hand in the matters contemplated by the Engagement Letter as well as the relative fault of the Company and Ryan, Beck with respect to such loss, claim, damage or liability and other relevant equitable considerations; provided however, that Ryan, Beck shall not be
                          ----------------
obligated to contribute any amount hereunder that exceeds the amount of the compensation paid to Ryan, Beck hereunder. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Ryan, Beck and the directors, officers, employees, agents and controlling persons (if any) of Ryan, Beck and similarly to the directors, officers, employees, agents and controlling persons (if any) of any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Ryan, Beck, any such affiliate and any such person. The Company also agrees that neither Ryan, Beck nor any of such affiliates, directors, officers, employees, agents or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either our engagement or any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company are found by a court in a final judgment to have resulted from the gross negligence or willful misconduct of Ryan, Beck in performing the services that are the subject of this letter. The provisions of this paragraph shall survive any termination or completion of the engagement provided by the Engagement Letter.